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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Commission File Number 1-13123

METALS USA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	76-0533626 (I.R.S. Employer Identification No.)
One Riverway, Suite 1100 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)
Registrant's telephone number, including area code: (713) 965-0990

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.01 par value
(Title of Class)

Warrants to purchase Common Stock
(Title of Class)

Explanatory Note

        This registration statement on Form 8-A (the "Registration Statement") relates to the registration of common stock, par value $.01 per share (the "Common Stock") and warrants (the "Warrants"), of Metals USA, Inc., a Delaware corporation (the "Company"), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the listing of the Common Stock and Warrants on The NASDAQ National Market (the "NASDAQ").

Item 1. Description of Securities to be Registered.

Description of Common Stock

        The description of the Common Stock is incorporated by reference to the registration statement on Form 8-A filed with the Commission on April 30, 2003 (File No. 001-13123). Upon effectiveness of this Registration Statement, the Common Stock will be listed on NASDAQ.

Description of Warrants to Purchase Common Stock

        In accordance with the Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Metals USA, Inc. and its Affiliated Debtors dated September 18, 2002 (the "Plan") and pursuant to the Amended and Restated Certificate of Incorporation (the "Restated Certificate Of Incorporation") and Bylaws (the "Bylaws") of the Company which have become effective in accordance with the Plan on October 31, 2002 (the "Effective Date") of the Plan, the Company's existing common stock, par value $.01 per share, outstanding prior to the Effective Date was extinguished and holders of such shares received in exchange for such shares, the Warrants to purchase an aggregate of 3,556,713 shares of the Common Stock. Instructions regarding the exchange of the Warrants were delivered to the exchange agent on May 9, 2003. The following description of the Warrants of the Company is qualified in its entirety by reference to the Restated Certificate of Incorporation, the Bylaws and the Warrant Agreement, copies of which have been filed as Exhibits 2.1, 2.2 and 2.3, respectively, to this Registration Statement.

        No holder of Warrants is entitled to any of the rights of a holder of the Common Stock, including without limitation, the right to vote at any meetings of stockholders or to receive dividends or other payments made to stockholders. Warrants may generally be exercised from April 30, 2003 until October 31, 2007.

        A holder of a warrant is entitled to acquire from the Company one share of Common Stock. The initial exercise price of the Warrants is $18.50 per share per share of Common Stock. The exercise price may be paid (a) in cash, (b) certified bank check or (c) wire transfer in immediately available funds. The terms of the Warrants provide for customary anti-dilution protection, which adjusts the exercise price and number of exercise shares upon certain events that may have a dilutive effect on the Warrants. These dilutive events include, but are not limited to, certain dividends, stock splits and combinations, issuances of securities or consolidations, mergers, recapitalizations or similar transactions.

        The Warrants may be transferred at any time and from time to time upon compliance with the terms set forth in the Warrant Agreement. Upon the effectiveness of this Registration Statement, the Warrants will be listed on the NASDAQ.

Price Range of Warrants

        As of March 1, 2004, we had 3,556,713 Warrants outstanding. As of the time of the filing of this Registration Statement, the Warrants are traded on the American Stock Exchange (the "Amex") under the symbol "MTL.WS."(1) The following table sets forth the high and low sales prices for the Warrants in each quarter, as reported by the Amex.

	Price Range per Warrant
	High	Low
2004
First quarter	3.14	1.23
2003
Fourth quarter	1.90	0.45
Third quarter	0.69	0.13
Second quarter	0.50	0.10
First quarter	—	—
2002
Fourth quarter	—	—

(1)
The Warrants began trading on the American Stock Exchange on June 4, 2003, hence the first full quarterly period with sales of Warrants is third quarter 2003.

Item 2. Exhibits.

1.1	Form of Common Stock Certificate, incorporated by reference to Exhibit 1.1 to the Company's registration statement on Form 8-A (File No. 1-13123), filed with the Commission on November 20, 2002.
2.1
Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q (File No. 1-13123), filed with the Commission on November 14, 2002.
2.2	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q (File No. 1-13123), filed with the Commission on November 14, 2002.
2.3
Warrant Agreement, dated as of October 31, 2002, between the Company and Equiserve Trust Company, N.A., as Warrant Agent, incorporated by reference to Exhibit 2.3 to the Company's registration statement on Form 8-A (File No. 1-13123), filed with the Commission on November 20, 2002.
2.3(a)
Form Of Warrant Certificate Evidencing Warrants To Purchase Common Stock (attached as Exhibit A to the Warrant Agreement, incorporated by reference to Exhibit 2.3 to the Company's registration statement on Form 8-A (File No. 1-13123), filed with the Commission on November 20, 2002).
2.4
Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code with Respect to Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Metals USA, Inc. and its Affiliated Debtors dated September 18, 2002, incorporated herein by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K (File No. 1-13123), filed with the Commission on September 19, 2002.
4.5
Registration Rights Agreement, dated as of October 31, 2002, between the Company and the initial holders, incorporated herein by reference to Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q (File No. 1-13123), filed with the Commission on November 14, 2002.
4.5(a)
Amendment to Registration Rights Agreement, dated as of April 3, 2003, between the Company and the initial holders, incorporated by reference to Exhibit 4.5(a) to the Company's registration statement on Form 8-A (File No. 1-13123), filed with the Commission on April 30, 2003.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

METALS USA, INC.
By:	/s/ TERRY L. FREEMAN
Name:	Terry L. Freeman
Title:	Senior Vice President and Chief Financial Officer

Dated: March 5, 2004

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  Item 1. Description of Securities to be Registered.
  Item 2. Exhibits.
SIGNATURE